UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2008
Motorcar Parts of America, Inc.
(Exact name of registrant as specified in its charter)

New York	001-33861	11-2153962

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

2929 California Street, Torrance, CA	90503

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 212-7910
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 31, 2008, Motorcar Parts of America, Inc. (the “Registrant”) entered into an Amended and Restated Employment Agreement with Selwyn Joffe, its Chairman of the Board, President and Chief Executive Officer (the “Restated Agreement”). Mr. Joffe’s previous employment agreement was amended and restated primarily to add language that satisfies the requirements of the final treasury regulations issued pursuant to Section 409A of the Internal Revenue Code with respect to certain of the payments that may be provided to Mr. Joffe pursuant to the employment agreement. The Restated Agreement does not increase the amounts payable to Mr. Joffe as salary, bonus, severance or other compensation, nor does it extend the term of employment, but it does clarify that if the Registrant terminates the Restated Agreement without cause, either directly or constructively, Mr. Joffe will be entitled to receive severance payments until the later of (i) that date which is two years after the termination date or (ii) the date upon which the Restated Agreement would otherwise have expired. The Registrant has agreed to reimburse Mr. Joffe for his reasonable legal fees and disbursements in connection with the Restated Agreement. All other substantive terms and conditions of Mr. Joffe’s employment remain unchanged.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated as of December 31, 2008, by and between the Registrant and Selwyn Joffe

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 7, 2009	MOTORCAR PARTS OF AMERICA, INC.
	By:	/s/ MICHAEL M. UMANSKY
Michael M. Umansky
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated as of December 31, 2008, by and between the Registrant and Selwyn Joffe